Exhibit (23)(iii)

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Eagle Life Insurance Company:

We consent to the use of our report dated April 28, 2011, with respect to the balance sheets of Eagle Life Insurance Company (the Company) as of December 31, 2010 and 2009, and the related statements of operations, changes in stockholder’s equity, and cash flows for each of the years in the two-year period ended December 31, 2010 and for the period from August 28, 2008 (date of inception) through December 31, 2008, and all related financial statement schedules, incorporated herein by reference and to the reference to our firm under the heading “Experts and Counsel” in the prospectus.

/s/ KPMG LLP

Des Moines, Iowa
April 28, 2011

Consent of Independent Registered Public Accounting Firm

The Board of Directors
American Equity Investment Life Insurance Company:

We consent to the use of our report dated April 28, 2011, with respect to the consolidated balance sheets of American Equity Investment Life Insurance Company (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholder’s equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and all related financial statement schedules, incorporated herein by reference and to the reference to our firm under the heading “Experts and Counsel” in the prospectus.

Our report dated April 28, 2011, states that, effective January 1, 2009, the Company changed its method of accounting for other-than-temporary impairments of debt securities due to the adoption of Financial Accounting Standards Board Accounting Standards Codification (ASC) 320.

/s/ KPMG LLP

Des Moines, IA
April 28, 2011